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                                  EXHIBIT 10.33

                               SECOND AMENDMENT TO
                              EMPLOYMENT AGREEMENT


        This Second Amendment to Employment Agreement (this "Second Amendment") is entered into this 19th day of January, 1999 by and between Garden Botanika, Inc. ("Garden") and Michael W. Luce ("Luce").


                                    RECITALS

        A. Garden and Luce are parties to that certain Employment Agreement dated as of January 1, 1990, as amended on November 13, 1998 (the "Employment Agreement").

        B. Garden has requested Luce, and Luce has agreed, to resign from his position as President and Chief Executive Officer of Garden in lieu of termination thereof.

        C. Garden and Luce wish to amend the Employment Agreement as provided herein to memorialize the terms of Luce's resignation under the aforementioned circumstances.

        D. In light of Garden's current financial circumstances, it has requested and Luce is willing to forego certain severance benefits under the Employment Agreement on the terms set forth herein.


                                    AGREEMENT

        In consideration of the mutual promises contained in this Second Amendment, Garden and Luce hereby agree as follows:

        1. Resignation; Continued Services as Director. Luce hereby resigns from his position as President and Chief Executive Officer of Garden effective January 19, 1999 (the "Resignation Date"). After the Resignation Date, Luce will receive from Garden only the compensation and benefits provided in this Second Amendment and hereby waives all other rights and benefits to which he might otherwise be entitled by virtue of the Employment Agreement or otherwise, including without limitation any and all rights to notice and any other severance benefits as defined in Section 10 of the Employment Agreement. Unless
(i) he is not re-elected to the Board or (ii) he is requested to resign from the Board by Garden or any successor to Garden, Luce agrees to continue to serve as a member of Garden's Board of Directors for a period of at least one (1) year from the date of this Second Amendment, unless and until he becomes an employee or director or serves in some other capacity for a competitor of Garden, in




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which case Luce agrees to immediately resign from Garden's Board of Directors.
In addition, Luce agrees to assist Garden and its financial advisors as reasonably requested by any such party consistent with his role as an outside director.

        2. Separation Plan and Benefits. Garden agrees to provide Luce with the following benefits:

           a. Upon execution hereof Garden will pay Luce for his accrued but unused vacation as of the Resignation Date in the amount of $32,893.75.

           b. Luce will continue to be entitled to benefits under Garden's disability, health and individual life insurance plans, which benefits include the right to reasonable use of a cellular telephone, the costs of which shall be borne by Garden, until the later of (i) one (1) year from the date of this Second Amendment or (ii) the date Luce ceases to serve as a member of Garden's Board of Directors. Such obligations will terminate in the event that Luce accepts other employment in which such benefits are provided. During such period, he shall also receive consideration provided other outside directors. After one (1) year Luce shall receive only such benefits as are provided to other outside directors.

           c. Garden will pay Luce a severance amount totaling $131,000, payable as follows: $66,000 shall be payable upon execution of this Second Amendment, $32,500 shall be payable three (3) months from the date hereof, and the balance of $32,500 shall be payable six (6) months from the date hereof. So long as Luce is not in breach of the Agreement, as amended by this Second Amendment, in the event that Garden fails to pay Luce in accordance herewith, Luce shall be entitled to receive the entire $260,000 severance payment as specified in the Employment Agreement less amounts paid hereunder to the date of such breach, with the entire unpaid balance to be immediately accelerated and due and payable upon the failure of Garden to make any payment when due, and without notice or demand from Luce, which Garden hereby waives.

           d. All unvested stock options currently held by Luce shall continue to vest according to their respective stated vesting schedules until, and the terms of all currently vested stock options held by Luce are hereby extended to coincide with, the later of (i) one (1) year from the date of this Second Amendment or (ii) ninety (90) days after the date Luce ceases to serve as a member of Garden's Board of Directors; provided that this provision is intended only to confirm the parties' interpretation that such continuation of vesting and exercise is encompassed by Section 10(ii) of the Employment Agreement and the relevant stock option plan and is not providing benefits to Luce beyond that provided by such provisions, and Luce hereby disclaims any benefit or value in excess of what he is entitled to under the Employment Agreement and relevant stock option plan as existing prior to this Second Amendment.




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           e. Garden hereby agrees to sell, and Luce may agree to purchase, the computer and scanner equipment currently located in Luce's office for the fair market value thereof.

           f. Garden agrees to keep in full force and effect a directors' and officer's liability insurance policy or policies consistent with its past practices.


        3. Tax Withholding. All payments made under this Second Amendment shall be subject to applicable federal income tax, social security and any other required withholdings.

        4. Release. Luce accepts the benefits contained in this Second Amendment in full satisfaction of all his rights and interests relating to his employment with Garden and, in consideration therefore, Luce hereby releases Garden, its affiliates, successors, past and present officers, directors, agents and employees from all claims (other than claims for the consideration provided for under this Second Amendment), causes of action or liabilities, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which Luce may have or claim to have against Garden through and including the date of this Second Amendment arising from or during his employment or as a result of his separation from employment. This release specifically covers, but is not limited to, any workers' compensation or disability claims under state law; any claims of discrimination based on race, color, national origin, sex, marital status, age or physical or mental disability under any federal, state, or local law, rule or regulation; any contract or tort claims arising under federal, state or local law; any claims arising under federal, state or local law based on promises made or allegedly made by Garden to Luce; any claims based on Garden's stock option agreement; and any claims under any express or implied contract or legal restrictions on Garden's right to terminate its employees. Luce hereby covenants not to assert any such claims or causes of action.

        5. Other Claims or Lawsuits. Luce represents that as of the date of the Second Amendment, he has not filed any complaints, charges or lawsuits with any governmental agency or any court against Garden or its affiliates, successors, past and present officers, directors, agents or employees. Luce agrees that he will not file any lawsuit against Garden or its affiliates, successors, past and present officers, directors, agents or employees at any time hereafter, other than to remedy a breach of this Second Amendment, as to any and all claims or causes of action arising from or relating to his employment by Garden or the cessation thereof through and including the date of this Second Amendment.

        6. Non-Competition. Section 9(a) of the Employment Agreement, as amended, and any references thereto, shall hereafter be null and void, except that Luce hereby agrees not to employ or attempt to employ, either directly or indirectly, any person who is or at any time during the six months prior to the date hereof was an employee of



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Garden, unless such person's employment with Garden was terminated by Garden.
Section 9(b) of the Employment Agreement is hereby amended to delete the reference to "termination of his employment" and replace it with "termination of his service as a director of the Company."

        7. No Admission. Nothing in this Second Amendment shall be construed as any indication that Garden has acted wrongfully towards Luce or any other person.

        8. Full and Final Resolution. This Second Amendment is intended to constitute a full and final resolution of any issues related to Luce's employment by Garden.

        9. No Representations. Luce represents that in entering into this Second Amendment, he does not rely and has not relied upon any representation or statement made by Garden or any of its employees or agents concerning this Second Amendment.

        10. Voluntary Execution. Luce represents that he has read, considered and fully understands this Second Amendment and all its terms, and executes it freely and voluntarily.

        11. Construction of Second Amendment; Governing Law. Each party has had a full and complete opportunity to review this Second Amendment and has been given the opportunity to have counsel review it. Accordingly, the parties agree that the common law principles of construing ambiguities against the drafter shall have no application to this Second Amendment. Interpretation of this Second Amendment shall be under Washington law. If any such action is necessary to enforce the terms of this Second Amendment, the substantially prevailing party shall be entitled to receive reasonable attorneys' fees and costs.

        12. Survival of Employment Agreement. Unless specifically modified or amended hereby, the provisions of the Employment Agreement shall continue in full force and effect.

        13. Complete Agreement. This Second Amendment constitutes a full and final resolution of all matters in any way related to Luce's employment with Garden. This Second Amendment, together with the Employment Agreement, supersede any and all other agreements between the parties related to Luce's employment by Garden. Except as provided in this Second Amendment, there are no other wages or benefits of any kind owed by Garden to Luce.

        14. Assigns; Death and Disability. This Second Amendment shall be binding on and shall inure to the benefit of the heirs, successors and assigns of the parties hereto. The death or disability of Luce shall relieve him from the duty to serve on Garden's Board of Directors and shall not constitute a breach of this Second Amendment.



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        15. Counterparts. This Second Amendment may be executed in counterpart originals and/or by facsimile signatures and shall be binding to the same effect as if executed through a single document with original signatures.

        16. Authorization. The party executing this Second Amendment on behalf of Garden warrants that he or she is duly authorized to execute this Second Amendment and thereby bind Garden, and that this Second Amendment is a lawful and binding obligation of Garden.




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        IN WITNESS WHEREOF, each of the parties hereto has caused this Second
Amendment to be duly executed and delivered as of the dates specified below.


/s/ Michael W. Luce                                    Dated:  January 19, 1999
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Michael W. Luce


GARDEN BOTANIKA, INC.


By: /s/ William R. Randall                             Dated:  January 19, 1999
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Its:  Director
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